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                                    NEWS OF
                                     [LOGO]
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               Eli Lilly and Company, Indianapolis, Indiana 46285

                  Date                 July 20, 1998
                  For Release            Immediately
                  Refer to            (317) 276-5795


           LILLY BOARD DECLARES THIRD-QUARTER DIVIDEND AND ADOPTS NEW
                            SHAREHOLDER RIGHTS PLAN


The Board of Directors of Eli Lilly and Company (NYSE:LLY) today declared a third-quarter dividend for 1998 of 20 cents a share on outstanding common stock. This is the same as the dividend rate announced in April for the second quarter of 1998 and maintains the annual indicated rate at $.80 per share.

The dividend is payable September 10, 1998, to shareholders of record at the close of business on August 14, 1998.

The company also announced today that its Board of Directors adopted a new Shareholder Rights Plan to replace the existing plan that expires July 28, 1998. Under the plan, rights will attach to existing shares of common stock at the rate of one right for each share of common stock held by shareholders of record at the close of business on July 28, 1998. The rights will expire in July 2008.

The plan is designed to help ensure that all Lilly shareholders receive fair treatment in the event of an unsolicited attempt to gain control of the company and to discourage certain abusive takeover tactics. The new plan has not been adopted in response to any specific takeover threat, and the Board of Directors is unaware of any effort by a third party to acquire control of the company.

Each right will entitle a shareholder to buy, under certain circumstances, one unit of a share of preferred stock for $325. The rights generally will be exercisable only if a person or group acquires 15 percent or more of the company's common stock or commences a tender or exchange offer for 15 percent or more of the company's common stock. The new rights may be redeemed by the company at a price of one-half cent per right.



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Lilly is a global research-based pharmaceutical corporation headquartered in
Indianapolis, Ind., that is dedicated to creating and delivering innovative pharmaceutical-based health care solutions that enable people to live longer, healthier and more active lives.


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